Exhibit 99.1

INFORMATION

For Immediate Release
July 21, 2011
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER
AND NINE MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REVISES FISCAL 2011 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2011 third quarter and nine months net sales of $40.1 million and $118.4 million, respectively, increases of 18% and 10%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $10.1 million, an increase of 4% compared to the prior year third quarter;

•	reported nine months operating income of $30.2 million, a decrease of 8% compared to the same period of the prior fiscal year;

•	reported third quarter net earnings of $6.8 million, or $0.17 per diluted share, increases of 6% compared to the fiscal 2010 third quarter;

•
reported nine months net earnings of $20.1 million, or $0.49 per diluted share, decreases of 6% compared to the corresponding fiscal 2010 period.  On a non-GAAP basis, earnings were $21.0 million, or $0.51 per diluted share, excluding the effect of costs associated with the reorganization of European and Global Sales and Marketing Leadership during the quarter ended March 31, 2011 (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the third quarter of fiscal 2011, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2010; and

•	revised downward its fiscal 2011 guidance of per share diluted earnings to between $0.68 and $0.71 (including reorganization costs) on net sales of $160 million to $163 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended June 30,			Nine Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Net Sales	$40,052	$33,857	18%	$118,374	$107,461	10%
Operating Income	10,131	9,776	4%	30,183	32,657	-8%
Net Earnings	6,836	6,424	6%	20,121	21,325	-6%
Diluted Earnings per Share	$0.17	$0.16	6%	$0.49	$0.52	-6%
Diluted Earnings per Share excluding effect of European and Global Sales & Marketing Leadership reorganization costs (see non-GAAP financial measure reconciliation)	$0.17	$0.16	6%	$0.51	$0.52	-2%

	June 30,	June 30,
	2011	2010
Cash and Short-Term Investments	$25,563	$58,219
Working Capital	75,340	98,239
Shareholders’ Equity	138,120	137,394
Total Assets	157,951	149,298

THIRD QUARTER OPERATING RESULTS

Net sales for the third quarter of fiscal 2011 were $40,052,000, compared to $33,857,000 for the same period of the prior fiscal year, an increase of 18%.  Net earnings for the third quarter of fiscal 2011 were $6,836,000, or $0.17 per diluted share, increases of 6% compared to the third quarter of fiscal 2010.  Diluted common shares outstanding for the third quarter of fiscal 2011 and 2010 were 41,394,000 and 41,151,000, respectively.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the nine months ended June 30, 2011 were $118,374,000, compared to $107,461,000 for the same period of the prior fiscal year, an increase of 10%.  Net earnings for the nine months ended June 30, 2011 were $20,121,000, or $0.49 per diluted share, decreases of 6% compared to the nine months ended June 30, 2010.  Diluted common shares outstanding for the nine months of fiscal 2011 and 2010 were 41,353,000 and 41,166,000, respectively.  Excluding the effects of reorganizing the European and Global Sales and Marketing Leadership during the second quarter of fiscal 2011, net earnings for the nine months ended June 30, 2011 totaled $20,993,000, or $0.51 per diluted share.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the third quarter ended June 30, 2011. The dividend is payable August 11, 2011 to shareholders of record on August 1, 2011.  This annual indicated dividend rate of $0.76 per share remains the same as fiscal 2010.  In its deliberation of the dividend, the Board of Directors evaluated earnings, available cash, cash flow requirements, and future business developments.

FISCAL 2011 GUIDANCE UPDATED

Based on actual third quarter results and expected fourth quarter operating results, for the fiscal year ending September 30, 2011, management expects net sales to be in the range of $160 million to $163 million and per share diluted earnings to be between $0.68 and $0.71 (including reorganization costs).  Previous guidance called for net sales to be between $165 million and $170 million and per share diluted earnings to be between $0.77 and $0.82. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2011.

Management expects to release fiscal 2012 revenue and earnings guidance in late August or early September.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At June 30, 2011, current assets were $92.5 million compared to current liabilities of $17.2 million, resulting in working capital of $75.3 million and a current ratio of 5.4.  Cash and short-term investments were $25.6 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2011 and fiscal 2010.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$40,052	$33,857	$118,374	$107,461
Cost of sales	14,626	12,121	43,046	40,073
Gross profit	25,426	21,736	75,328	67,388

Operating expenses
Research and development	2,710	2,128	7,383	6,521
Selling and marketing	6,143	4,287	17,900	13,495
General and administrative	6,442	5,545	19,862	14,715
Total operating expenses	15,295	11,960	45,145	34,731

Operating income	10,131	9,776	30,183	32,657
Other income (expense), net	62	20	427	73
Income before income taxes	10,193	9,796	30,610	32,730
Income tax provision	3,357	3,372	10,489	11,405
Net earnings	$6,836	$6,424	$20,121	$21,325

Net earnings per basic common share	$0.17	$0.16	$0.49	$0.53
Basic common shares outstanding	40,737	40,535	40,680	40,510

Net earnings per diluted common share	$0.17	$0.16	$0.49	$0.52
Diluted common shares outstanding	41,394	41,151	41,353	41,166

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2011 and fiscal 2010 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales
U.S. Diagnostics	$23,829	$21,121	$72,007	$70,018
European Diagnostics	6,612	6,218	18,926	19,103
Life Science	9,611	6,518	27,441	18,340
	$40,052	$33,857	$118,374	$107,461
Operating Income
U.S. Diagnostics	$8,399	$8,104	$26,780	$26,805
European Diagnostics	978	726	1,781	2,789
Life Science	797	752	1,499	2,976
Eliminations	(43)	194	123	87
	$10,131	$9,776	$30,183	$32,657

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Continuing weakness from our European Diagnostics business and our core Life Science unit produced disappointing results for the third quarter.  On a local currency basis, European Diagnostics revenue declined by 6%.  Core Life Science revenue, excluding the positive impact of our Bioline acquisition, declined by 12% or $800k.  Earnings were lower due to the above revenue disappointments plus additional spending for new product development, approximately $600k; costs related to the launch of illumigene®, approximately $800k; and, incentive compensation costs related to the impact of certain employees having reached the retirement vesting age, approximately $450k.

On the positive side, our U.S. Diagnostics business grew by 13% driven by our focus areas of C. difficile detection (+18% U.S., +13% worldwide), Foodborne tests for E. coli toxin and Campylobacter (+26% U.S., +28% worldwide) and, tests for H. pylori (+8% U.S., +7% worldwide).  Our Bioline business within the Life Science unit contributed nearly $4 million of revenue for the period and continues to perform above expectations.

illumigene, our isothermal molecular amplification platform, with its initial test for C. difficile disease, has achieved nearly 500 placements worldwide to date with approximately 90% installed in the U.S.  Of these units, we estimate that more than 450 will be used for reporting of clinical results with the balance being used for evaluations and third party studies.  Year-to-date, illumigene has contributed approximately $6 million in revenues.  Average selling prices are stable as are usage rates per customer.  Our illumigene plan assumed a 60 day lag from purchase order through routine test usage in each lab.  Our experience to-date has been running closer to a 90 day lag period and, as a result, we are initiating programs to accelerate customer placements so that revenue targets are realized.  Importantly, this week we will submit to the F.D.A. our second molecular test, illumigene GBS (Group B Streptococcus).  We expect to begin sales outside of the U.S. in the fourth quarter.  Also in other product news, a 510k application was filed for ImmunoCard GDH that adds to our strength as a leader in providing a full menu of C. difficile testing options.  We believe that ImmunoCard GDH will have its greatest uptake in international markets where testing for C. difficile disease is often determined by a two-step process wherein a screening test, such as ImmunoCard GDH is used first with all positive results confirmed by a simple molecular assay such as illumigene C. difficile.

In summary, this quarter our strategic successes were overshadowed by weakness coming from areas of our business that have been undergoing major upgrades but have yet to turn the corner.  Our revised guidance reflects near-term expected revenue weakness coming from these areas.”

 William J. Motto, Executive Chairman of the Board, said, "As detailed in the above comments of Jack Kraeutler, the third quarter was impacted by a number of internal business conditions that adversely affected both sales and earnings and which are being addressed.  As a result, we have revised downward our fiscal 2011 sales and earnings guidance.  Our new illumigene platform is gaining steady market acceptance with placements now nearing 500 units.  We expect higher sales and profits during fiscal 2012 and will be providing more specific guidance late August or early September.  In the meantime, we will strive to introduce new products, increase sales, drive operating efficiencies, achieve higher earnings, look for external growth through acquisitions, and maintain a strong financial condition and cash flow."

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with reorganizing our European and Global Sales and Marketing Leadership.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to reorganizing our European and Global Sales and Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the leadership reorganization costs noted above, in the tables below for the nine month year to date period in fiscal 2011.

NINE MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Nine Months Ended June 30, 2011
Net earnings -
US GAAP basis	$20,121
European and Global Sales and Marketing Leadership Reorganization costs	872
Excluding Leadership Reorganization costs	$20,993

Basic earnings per share -
US GAAP basis	$0.49
European and Global Sales and Marketing Leadership Reorganization costs	0.02
Excluding Leadership Reorganization costs	$0.52	*
*Does not sum to total due to rounding

Diluted earnings per share -
US GAAP basis	$0.49
European and Global Sales and Marketing Leadership Reorganization costs	0.02
Excluding Leadership Reorganization costs	$0.51

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible effects of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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